Exhibit 10.39

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made as of May 17, 2010, by and between Virgin Galactic, LLC, a Delaware limited liability company (the “Company”), and George T. Whitesides, an individual (the “Executive” or “you”).

In consideration of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1    Employment. Upon the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms and conditions of this Agreement. The “Effective Date” shall mean the date that the Executive commences employment with the Company, as confirmed by the parties in writing after the date hereof.

1.1    Employment Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the date that this Agreement is terminated by either party in accordance with Section 3 hereof (the “Employment Term”).

1.2    Title; Duties and Responsibilities; Location. Executive shall serve as the Chief Executive Officer of the Company. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to Executive by the Company’s Board of Directors and/or the board of directors of the Company’s parent company(ies) (as applicable, the “Board”) from time to time. Without limiting the foregoing, Executive shall serve as a member of the Board (without additional compensation), until the date, if ever, that the Company, and/or the Company’s parent company(ies), as applicable, requests that Executive resign from the Board. Executive will be based in Los Angeles, California, except for necessary travel for Company business in connection with the performance of Executive’s duties hereunder; provided that the Company, as determined by the Board in its sole discretion, may require the Executive to relocate to New Mexico upon commencement of operations at Spaceport America.

1.3    Extent of Service. During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities hereunder and, consistent with the other provisions of this Agreement, to devote all Executive’s business time, attention, and energy thereto. Notwithstanding the foregoing, except as set forth in Section 4.2, nothing in this Agreement shall prevent Executive from participating in charitable activities or from managing personal investments made by him in publicly traded equity securities (provided that no such investment exceed five percent (5%) of the class of any securities of any company, without the prior written approval of the Board), so long as, in the determination of the Board, such activities and investments do not (i) interfere with his duties and responsibilities hereunder, (ii) create a conflict of interest with the Company or (iii) compete, directly or indirectly, with the Company. Without limiting the foregoing, Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board.

1.4    Base Salary. In consideration of the services rendered by Executive hereunder, the Company shall pay Executive a base salary (the “Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000) per annum. The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law. All sums payable pursuant to this Agreement shall be paid in arrears, and according to the payroll practice applicable to the Company’s other U S.-based senior management, which is currently twice monthly, but may be modified by the Company at its discretion.

1.5    Benefit Coverages; Vacation. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, to the extent such plans or programs exist, and as such plans or programs may be in effect from time to time (the “Benefit Coverages”); provided that such participation shall be subject to any required medical examinations. Notwithstanding the foregoing, nothing herein shall obligate the Company to obtain any Benefit Coverages, or shall prevent the Company from modifying such Benefit Coverages from time to time in its discretion. Executive shall also be entitled to twenty-five (25) days paid vacation annually, which vacation is subject to approval by a representative appointed by the Board (which representative shall initially be Patrick McCall), and the scheduling of such vacation days shall be subject to the Company’s policies regarding vacation as in effect from time to time. The Company will provide Executive with computers, telephone, and other equipment necessary to perform Executive’s duties and commensurate with his position. Executive shall be reimbursed for all reasonable travel, lodging, meal, and entertainment expenses for business trips undertaken on behalf of the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be requested by the Company from time to time.

1.6    Intentionally Omitted.

1.7    Signing Bonus. Upon the commencement the Employment Term, the Company shall pay you an amount equal to Sixty-Five Thousand Dollars ($65,000).

1.8    Annual Performance Bonus. You are eligible at the Company’s discretion to be paid an annual bonus depending on the Company’s performance and your performance as an individual measured against the requirements of your position. The maximum bonus will be up to fifty percent (50%) of your Base Salary and will be subject to annual review. No payment of an annual bonus will be made if, on the payment date, you have given or have been given, notice of termination of employment or you are no longer employed by the Company. The bonus (if any) will be awarded based on criteria approved by the Board. The bonus for a fiscal year will be paid promptly after the Company’s books for that year have been closed, and in any event within 75 days of the closing of the Company’s books for that year.

1.9    Milestone Bonus Payments. (a) Upon the consummation of the transactions contemplated by the Aabar Investment Agreement, the Executive shall receive a one-time cash payment of One Hundred Thousand Dollars ($100,000); provided that as of such date the Employment Term has not been terminated by either party (for any reason or no reason), (b) Upon the first anniversary of the Commercial Launch, the Executive shall receive a one-time cash payment of Five Hundred Thousand Dollars ($500,000); provided that as of such date (x) the

Employment Term has not been terminated by either party (for any reason or no reason), and (y) the Company (together with its affiliates) is continuing to operate sub-orbital space flights with fare-paying passengers on board. As used in this Agreement, (i) the “Aabar Investment Agreement” means that certain Stock Purchase Agreement, dated as of October 7, 2009, by and between Vieco 10 Limited, Galactic Ventures, LLC, Aabar Space Inc., and Aabar Investments PJSC, a public joint stock company (together with Aabar Space Inc., “Aabar”), and (ii) “Commercial Launch” means the first successful launch by the Company (or its affiliate) of the spacecraft currently referred to as SpaceShipTwo into sub-orbital space with fare-paying passengers on board.

1.10    Long Term Incentive Plan. The Company shall establish a long-term incentive plan (the “LTIP”) for certain employees of the Company, including the Executive. The LTIP shall provide for a cash payment based upon the increase in the Company’s enterprise value above (i) the net amount of the aggregate investment made by the Virgin Group and Aabar from time to time, plus (ii) an annual eight percent (8%) return on such aggregate investment, compounded annually (collectively, the “Threshold Amount”). The LTIP interests will be in the form of a cash scheme. Upon the establishment of the LTIP, the Executive’s entitlement will be for two percent (2.0%) of any such increase above Threshold Amount. Executive’s LTIP entitlement shall accrue as follows: (x) twenty-five percent (25%) shall accrue on each anniversary of the Effective Date until the third anniversary, subject to the Executive’s continued employment with the Company on the relevant (1) accrual dates, and (2) payment date(s) under the LTIP; and (y) twelve and one-half percent (12.5%) shall accrue upon the Commercial Launch, and twelve and one-half percent (12.5%) shall accrue upon the first anniversary of Commercial Launch, subject to (I) the Executive’s continued employment with the Company on the relevant (1) accrual dates, and (2) payment date(s) under the LTIP, and (II) the Company’s (and its affiliates’) continued operation of sub-orbital space flights with fare-paying passengers on board (“Flight Operations”). Notwithstanding the foregoing, if (A) Executive’s employment terminates after the first anniversary of the Commercial Launch for any reason other than termination for Cause, and (B) the Company and its affiliates are continuing Flight Operations as of the date of such employment termination, then the Company shall make a payment to Executive equal to the fair market value of the then vested portion of the Executive’s LTIP (which valuation shall be determined in good faith by the Board), and the Executive’s LTIP shall terminate. In the event of a termination of employment for any reason prior to the first anniversary of the Commercial Launch, or in the event of a termination for Cause at any time, then there shall be no such payment and the Executive’s LTIP shall terminate. The full terms and conditions of the LTIP, and your benefits and obligations thereunder, shall be governed by and subject to the LTIP, as approved and adopted by the Board.

2    Company Material. All Company materials including, but not limited to, Confidential Information, reports, documents, data, records, equipment, and other tangible property, whether or not pertaining to Confidential Information (collectively, “Company Material”), provided to Executive by the Company or produced by Executive or others in connection with Executive’s employment by the Company, will be and remain the sole property of the Company, and Executive will promptly return the same (including all extracts, copies and embodiments thereof) to the Company, as and when requested by the Company and in any event upon termination or expiration of this Agreement.

3    Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

3.1    Disability. The Company may terminate the Employment Term if Executive is substantially unable to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of physical or mental illness, injury, or incapacity for forty-five (45) consecutive days, or for more than ninety (90) days in the aggregate during any period of twelve (12) calendar months. The Company shall pay to Executive (i) the Base Salary earned but not paid through the date of termination, (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5, and (iii) any amounts payable and/or owing to Executive in accordance with the terms of any disability insurance or plan generally offered to employees and to which Executive has participated or contributed (if any). In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section, to submit to a physical examination by a licensed physician selected by the Board in good faith, and the determination of such physician shall be conclusive for purposes of any dispute under this Section.

3.2    Death. The Employment Term shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives, or administrators, as applicable, an amount equal to (i) the Base Salary earned but not paid through the date of death and (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5. The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs, or assigns or any other person claiming under or through Executive.

3.3    Termination With Cause. The Company may terminate the Employment Term, at any time, for Cause (as defined below) upon written notice to Executive, in which event all payments under this Agreement shall cease, except for (x) Base Salary to the extent already earned but not yet paid, and (y) any reimbursements for expenses previously incurred pursuant to Section 1.5. For purposes of this Agreement, each of the following shall constitute “Cause”: (i) Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to any felony; (ii) any gross negligence or willful breach of duty by Executive in the course of his employment; (iii) Executive otherwise materially breaches any provision of or representation or warranty set forth in this Agreement, provided that such breach has not been cured (if curable) by Executive within thirty (30) days of the receipt of written notice from the Company; provided that any breach of Section 4 or Section 5 of this Agreement shall not be curable; (iv) Executive commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, or gross mismanagement as determined in good faith by the Board; (v) the failure, refusal or neglect by Executive to perform his duties hereunder or pursuant to any lawful direction of the Board as required hereunder, which failure, refusal or neglect is not cured (if curable) within ten (10) calendar days after written notice is received by Executive; provided that Executive may not cure more than two (2) occurrences of such failure, refusal or neglect during his employment with the Company; (vi) any breach of any other contractual, fiduciary or other legal duty by Executive to the Company; (vii) acting in any manner or making any statements materially detrimental or materially damaging to the reputation, operations, prospects or business relations of the Company; or (viii) violation of the Company’s code of conduct or harassment policies, as may be in effect from time to time.

3.4    Termination Without Cause. The Company may terminate the Employment Term at any time upon notice to the Executive without Cause. Following the effective date of such termination, and provided a Separation occurs, the Company shall pay and provide to Executive: (i) an amount equal to the amount of Executive’s monthly Base Salary at the rate in effect on Executive’s termination date for the (x) eighteen (18) month period following the date of termination if such termination occurs prior to Commercial Launch, or (y) six (6) month period following the date of termination if such termination occurs after the Commercial Launch, which amount shall be paid according to the Company’s then-applicable payroll practice; (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5; and (iii) provided that Executive has timely elected COBRA, an amount equal to Executive’s COBRA contributions until (x) six (6) months from the date of termination, or (y) the date that Executive receives health benefits from another employer, whichever occurs earlier. Any obligation of the Company to the Executive under this Section is conditioned, however, upon (x) Executive’s signing and not revoking a General Release of Claims (in a form prescribed by the Board) and (y) the prior return by Executive to the Company of any and all Company Material. Executive must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after Executive’s Separation. If Executive fails to return the release on or before the Release Deadline, or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 3.4. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of Executive’s Separation. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

3.5    Termination by Executive. Executive may terminate the Employment Term at any time for any reason upon ninety (90) days prior written notice to the Company. Upon such termination, the Company shall pay and provide to Executive (i) Base Salary to the extent already earned but not yet paid, (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5. Without limiting the foregoing, Executive may also terminate this Agreement for “Good Reason” in the event that (a) any payments to Executive required hereunder are not paid when due (other than good faith disputes regarding reimbursements of expenses), (b) the Company has otherwise materially breached its material obligations to Executive under this Agreement; (c) Executive has been materially demoted to another position within the Company and is no longer the Chief Executive Officer of the Company, without Executive’s prior written consent, or (d) Executive is required to perform services at a location further than fifty (50) miles from (i) Los Angeles, California or (ii) Spaceport America (to be located in New Mexico), as applicable, in each case other than normal travel in accordance with the Company’s business requirements. A condition will not be considered Good Reason unless Executive gives the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to remedy the condition within 30 calendar days after receiving your written notice. Executive must resign within 90 days after one of the conditions constituting Good Reason has come into existence without Executive’s consent. Upon termination of this Agreement by Executive for Good Reason, provided that a Separation occurs, Executive shall be paid or provided: (I) an amount equal to Executive’s monthly Base Salary at the rate in effect on Executive’s termination date for the (x) eighteen (18) month period following the date of termination if such termination occurs prior to Commercial Launch, or (y) six (6) month period following the date of termination if such termination occurs after the Commercial Launch, which amount shall be paid according to the

Company’s then-applicable payroll practice; (II) any reimbursements for expenses previously incurred pursuant to Section 1.5; and (III) provided that Executive has timely elected COBRA, an amount equal to Executive’s COBRA contributions until (x) six (6) months from the date of resignation, or (y) the date that Executive receives health benefits from another employer, whichever occurs earlier. Any obligation of the Company to Executive under this Section is conditioned, however, upon (x) Executive’s signing and not revoking a General Release of Claims (in a form prescribed by the Board), and (y) the prior return by Executive to the Company of any and all Company Material. Executive must execute and return the release on or before Release Deadline. The Release Deadline will in no event be later than 60 days after Executive’s Separation. If Executive fails to return the release on or before the Release Deadline, or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 3.5. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of Executive’s Separation.

3.6    Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each periodic severance payment under this Section 3 is hereby designated as a separate payment. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his termination of employment with the Company, then (i) the severance payments under this Section 3, to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after Executive’s termination of employment and (ii) the installments that otherwise would have been paid during the first six months following the Executive’s termination of employment shall be paid in a lump sum when such severance payments commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation or other consideration received hereunder.

4    Confidential Information; Non-Solicitation.

4.1    The Company and Executive each acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will come into possession of Confidential Information (as defined below) relating to the business practices of the Company and its affiliates. Executive shall hold all Confidential Information in strict confidence and shall not, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, subject to appropriate safeguards, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided that Executive shall provide the Company with immediate written notice of any request for such disclosure so that the Company may seek a protective order. For purposes of this Section, “Confidential Information” shall mean all Intellectual Property (defined below) and all non-public information concerning the Company, including, without limitation, financial data, strategic business plans, product development (or other proprietary product data), customer lists (including, without limitation, customer names and contact information), marketing plans, processes, inventions, devices, TSC vehicle production plans, detailed Company product information, detailed Company operations requirements and plans, Company and TSC licensing and regulatory consent materials, TSC manufacturing facility plans, Company operations and maintenance facility plans, insurance information, personnel information, including existing personnel and identified prospects, and Company budget and cost to launch information, and other non-public, proprietary and confidential information of the Company, its affiliates or its customers, that, in any case, is not otherwise available to the public.

4.2    Executive agrees that (A) during the Employment Term, Executive will not without the prior written consent of the Board, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, assist, be engaged in, contribute to or have any financial interest in, any business which is in any way competitive with the business or demonstrably anticipated business of Company and/or its affiliates, and (B) for the period of time including the Employment Term and the (x) eighteen (18) month period following the end of Employment Term, if the Employment Term ends prior to Commercial Launch, or (y) six (6) month period following the end of the Employment Term, if the Employment Term ends after Commercial Launch, Executive will not on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit, entice or encourage or attempt to solicit, entice or encourage any person then employed by, or engaged as consultant by, the Company, to terminate his or her relationship with the Company except to the extent the foregoing occurs as a result of advertisements or other general employment solicitations directed to all individuals.

4.3    Executive acknowledges that, as an executive of the Company, he will become familiar with the affairs, customers, pricing, business terms, customer preferences and needs, and other Confidential Information of the Company, which Confidential Information the Company agrees to provide to Executive as needed to perform his duties described herein. Executive expressly acknowledges and agrees that due to his rank at the Company he will necessarily be knowledgeable of Confidential Information at all levels of the Company, regardless of whether he has personally contacted any customers, suppliers, partners, consultants, agents or advisors of the Company, its affiliates, or through whom he could otherwise become knowledgeable of Confidential Information, and that his knowledge would inevitably give a competitor an unfair advantage in competing with the Company.

4.4    Executive acknowledges and agrees that he will receive substantial and valuable consideration for the covenants set forth in this Section 4, including: (i) access to, use of and the right and responsibility to create, Confidential Information, as defined above; (ii) continued employment in accordance with the terms of this Agreement; and (iii) specialized training and knowledge pertaining to the products, services, business practices, procedures and Confidential Information utilized by the Company and its customers. Executive acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this Section 4. Executive and the Company further agree that (x) the time, scope, geographic area and other provisions of this Section 4 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement, (y) the covenants in this Section 4 are reasonable under the circumstances, and

(z) if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify to the minimum extent necessary such provision or provisions of this Section 4 which such court shall deem not reasonable and to enforce the covenant as so modified. Executive agrees that any breach of the covenants contained in this Section 4 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive, in each case without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Each of the covenants contained in this Section 4 is separate, distinct and severable.

5    Intellectual Property.

5.1    The term “Intellectual Property” means inventions, processes, developments, designs, works, discoveries, know-how, improvements, innovations (whether patentable or not and whether reduced to practice or not) and works of authorship or other intellectual property, or any improvements thereof, made, conceived, discovered, or developed by Executive (whether alone or in conjunction with others) in whole or in part, which arise in any way from, during, or as a result of Executive’s services for the Company, or which are derived from, are based upon, or utilize in any way information belonging or under license to the Company, and all documents, reports, or materials of any kind prepared by Executive or on Executive’s behalf in performing his duties as an employee of the Company, in each case to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A). Without disclosing any third party confidential information, Executive will also disclose anything Executive believes is excluded by Section 2870 so that the Company can make an independent assessment.

5.2    All Intellectual Property will be the absolute property of the Company and Executive hereby irrevocably assigns all rights therein to Company. Without limiting the foregoing, Executive further acknowledges and agrees that all original works of authorship that constitute Intellectual Property are “works made for hire”, as that term is defined in the United States Copyright Act. In the event that any such works are determined not to be a work made for hire for any reason, Executive hereby irrevocably assigns all rights therein to Company and Executive agrees to execute such additional documents as may be requested by Company to evidence Company’s ownership of such works. Executive also hereby assigns to Company and/or waives any and all claims that Executive may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of “droit moral” in connection with such works.

5.3    Executive shall, if and when required to do so by the Company (whether during the Employment Term or afterwards) and at the Company’s expense: (i) apply, or join with the Company in applying, for protection in any part of the world for any Intellectual Property; (ii) execute or procure to be executed all assignments and other instruments, and do or procure to be done all things, which are necessary for vesting such protection and such Intellectual Property rights in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

5.4    On the date of termination of the Employment Term, or at any time at the Company’s request, Executive shall turn over to the Company all tangible things relating or referring to Intellectual Property and all notes, drawings, computer files and records and any copies of these kept by Executive or in Executive’s possession pertaining to work done by Executive on behalf of the Company. Executive shall not take with him, on leaving the employ of the Company, any notes, drawings, computer files, records, or other tangible things, or copies thereof, pertaining to work done by Executive on behalf of the Company without first obtaining the written consent of the proper officer of the Company. It is understood that all such notes, drawings, computer files, records and other tangible things, and all copies thereof in whatever form are and remain the property of the Company.

5.5    Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution or resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section. The Company will promptly provide Executive with copies of all documents so executed.

6    Certain Representations and Warranties. Executive represents and warrants to the Company that (i) he has not entered into, and agrees that he will not enter into, any agreement, either written or oral, in conflict with Executive’s obligations under this Agreement, including, without limitation, any other agreement for personal services, (ii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to law or other legal requirement, confidentiality, non-competition or exclusive employment to which Executive is or was subject, and (iii) Executive has not brought, and will not bring, to the Company or use in connection with Executive’s employment by the Company any equipment, supplies, facility, confidential information, or intellectual property of any third party, including, without limitation, current or former employers or clients, unless Executive has obtained written authorization for their possession and use. Executive agrees to indemnify and save Company harmless from any liability, cost or expense, including attorneys’ fees, based upon or arising out of any violation of any representation set forth herein.

7    Survival. The respective rights and obligations of the parties hereto shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations. Executive understands and agrees that the Company may communicate his obligations under Sections 4 and 5 to any potential or future employers.

8    Notices. All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Virgin Galactic, LLC
c/o Virgin Management USA
65 Bleecker Street, 6th Floor
New York, NY 10012

If to Executive, to:	George T. Whitesides
7122 Woodland Ave.
Takoma Park, MD 20912

or to such other names or addresses as the Company or Executive shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9    Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. All actions or proceedings arising in connection with this Agreement shall be exclusively brought in the state or Federal courts located in the County of New York, State of New York. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION

10    Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

11    Attorneys’ Fees. In the event any litigation or other proceeding (“Proceeding”) is initiated by any party to enforce, interpret, or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party (a) all costs, expenses, actual attorneys’ and expert witness fees, relating to or arising out of such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorneys’ fees, and expert witness fees. The court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment.

12    Condition to Employment. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and eligibility for employment to work in the United States.

13    Counterparts; Amendments. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. This Agreement may be modified only by a writing executed by the parties hereto.

14    Headings. The headings of the various sections of this Agreement have been inserted only for convenience and shall not be deemed to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

15    Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations, and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

16    Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

17    Successors-in-Interest and Assigns. The Company may assign its rights hereunder in whole or part. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Nothing in this Section shall create any rights enforceable by any other persons not a party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons. The Company’s affiliates shall be express third party beneficiaries of this Agreement.

18    Waiver. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

19    Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

VIRGIN GALACTIC, LLC

By:	/s/ Marc Holzapfel
	Name:	Marc Holzapfel
	Title:	Secretary / Senior Legal Counsel

/s/ George T. Whitesides
George T. Whitesides